Exhibit 99.1

Press Release

For more information, contact:

Synplicity Press Contact:
Nancy Sheffield
Tsantes Consulting Group
(408)269-0849
nsheffield@tsantes.com

Synplicity Announces Shareholder Approval of Agreement of Merger with

Synopsys, Inc.

SUNNYVALE, Calif., May 14, 2008 — Synplicity, Inc. (Nasdaq: SYNP) today announced that its shareholders, voting at a special meeting today at Synplicity’s headquarters in Sunnyvale, California, have voted to adopt and approve a merger agreement pursuant to which Synplicity will be merged with and into a wholly owned subsidiary of Synopsys, Inc. (Nasdaq: SNPS).  More than 76 percent of the Synplicity common stock outstanding on the record date were cast in favor of adoption and approval of the merger agreement.

On March 20, 2008, Synplicity and Synopsys announced the signing of the merger agreement under which Synopsys will acquire Synplicity.  Adoption and approval of the merger agreement by Synplicity’s shareholders satisfies one of the conditions to completion of the transaction.  Subject to the satisfaction of the remaining closing conditions, the merger is currently expected to be completed on or about May 15, 2008.  Upon completion of the merger, Synplicity common stock will cease trading on Nasdaq.

About Synplicity

Synplicity®, Inc. (Nasdaq: SYNP) is a leading supplier of innovative software and hardware solutions for the design and verification of semiconductors that serve a wide range of communications, military/aerospace, consumer, semiconductor, computer, and other electronic systems markets. Synplicity’s FPGA implementation tools provide outstanding performance, cost and time-to-market benefits by simplifying, improving and automating design planning, logic synthesis and physical synthesis for FPGA and DSP designs. The combination of the company’s ASIC verification and FPGA-based prototyping software tools and HAPS ASIC prototyping hardware, provide designers with a comprehensive at-speed ASIC / ASSP verification flow known as the Confirma™ platform which dramatically accelerates functional verification of FPGAs and ASICs. Synplicity is the number one supplier of FPGA synthesis tools and its physical synthesis and ASIC verification technology are the recipients of several prestigious industry awards. Synplicity products support industry-standard design languages (VHDL and Verilog) and run on popular platforms. The company operates in over 20 facilities worldwide and is headquartered in Sunnyvale, California. For more information visit http://www.synplicity.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Synopsys’ proposed acquisition of Synplicity. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, and that the closing may be delayed. Synplicity undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

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Synplicity is a registered trademark of Synplicity, Inc. All other brands or products are the trademarks or registered trademarks of their owners.